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                                                                    EXHIBIT 4.7

                               STOCK PLEDGE AGREEMENT

     THIS STOCK PLEDGE AGREEMENT is made as of September 9, 1997 by KENNETH FONG (the "Pledgor") in favor of SUMMIT VENTURES IV, L.P., a Delaware limited partnership, SUMMIT INVESTORS III, L.P., a Delaware limited partnership, and SUMMIT SUBORDINATED DEBT FUND II L.P., a Delaware limited partnership (collectively, the "Pledgees").

                                      RECITALS:

     WHEREAS, the Pledgor and the Pledgees are parties to a Shareholders Agreement of even date herewith (the "Shareholders Agreement"), pursuant to which the Pledgee has agreed to grant the Put Right (as defined in the Shareholders Agreement) to the Investors; and

     WHEREAS, the Pledgees desire that the Pledgor secure the performance of his liabilities and obligations in respect of the Put Right by granting to the Pledgees a perfected first-priority lien and security interest in and to all shares of Common Stock, no par value ("Common Stock"), of Clontech Laboratories, Inc., a California Corporation (the "Company"), beneficially owned by the Pledgor, and Pledgor is willing to grant such lien and security interest to the Pledgees, upon the terms and conditions set forth herein;

     NOW THEREFORE, the Pledgor hereby grants to the Pledgees a security interest in, and assigns, transfers to and pledges with the Pledgee, the following:

               (i) all shares of Common Stock beneficially owned by the Pledgor, which shares are hereby delivered to and deposited with the Pledgees as security for full and timely performance of all liabilities and obligations in respect of the Put Right;

              (ii) any and all additional shares of Common Stock, stock options or rights to acquire Common Stock of the Company, or other property subsequently distributed with respect to the shares identified above in subsection (i), which are to be delivered to and deposited with the Pledgee pursuant to the requirements of Section 4 of this Agreement; and

             (iii) the proceeds of any sale, exchange or disposition of the property and securities described in subparagraphs (i) and/or (ii) above.

          All securities and property so assigned, transferred to and pledged with the Pledgee shall be herein referred to collectively as the "Pledged Shares". The Pledgee shall hold the Pledged Shares in accordance with the following terms and provisions:

     1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGOR. The Pledgor hereby warrants that (a) the Pledgor is the legal and beneficial owner and holder of record of the Pledged Shares and has the right to pledge the Pledged Shares, (b) the Pledged Shares are free from all liens, adverse claims and other security interests (other than those created hereby), and (c) the pledge, assignment and delivery of such Pledged Stock pursuant to this Agreement creates a valid and perfected first-priority lien on and a security interest in such shares of the Pledged Shares, and the proceeds thereof, subject to no prior pledge, lien, mortgage,


                                          1.
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hypothecation, security interest, charge, option or encumbrance, or to any agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor which would include the Pledged Shares.

     2. NO DISPOSITION, ETC. The Pledgor agrees that he will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Shares, nor will he create, incur, or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option, or any other encumbrance with respect to any of the Pledged Shares, or any interest therein, or any proceeds thereof, except for the security interest provided for in this Agreement.

     3. RIGHTS AND POWERS. The Pledgees may exercise at any time and from time to time one or more of the following rights and powers with respect to any or all of the Pledged Shares:

          (a) accept in their discretion, but subject to the limitations of paragraph 8, other property of the Pledgor in exchange for all or part of the Pledged Shares and release such Pledged Shares to the Pledgor to the extent necessary to effect such exchange, and in such event the money, property or securities received in the exchange shall be held by the Pledgees as substitute security for the Put Right and all other indebtedness secured hereunder;

          (b) perform such acts as are necessary to preserve and protect the Pledged Shares and the rights, powers and remedies granted with respect to such Pledged Shares by this Agreement; and

          (c) transfer record ownership of the Pledged Shares to the Pledgees or their nominees and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, dividends or other distributions made or paid with respect to the Pledged Shares, provided and only if there exists at the time an outstanding event of default under Section 9 of this Agreement.

          Any action by the Pledgees pursuant to the provisions of this paragraph 3 may be taken without prior notice to the Pledgor provided that notice is provided to the Pledgor within ten days after the action. Expenses reasonably incurred in connection with such action shall be payable by the Pledgor.

     4. NONRECOURSE. The Pledgor shall not be personally liable in any respect for any liability, obligation or monetary damages resulting from the breach or non-performance of Section 3 of the Shareholders Agreement except for the Pledged Shares. The Pledgees agree that, in the event any of them pursues any remedies available to them under Section 3 of the Shareholders Agreement or this Agreement, the Pledgees shall not have any recourse against the Pledgor for any deficiency, loss or claim of monetary damages or otherwise resulting therefrom and recourse shall be had solely and exclusively against the Pledged Shares.

     5. DUTY TO DELIVER. Any new, additional or different securities which may now or hereafter become distributable with respect to the Pledged Shares by reason of (i) any stock dividend, stock split or reclassification of the capital stock of the Company or (ii) any merger, consolidation or other reorganization affecting the capital structure of the Company shall, upon receipt by the Pledgor, be promptly delivered to and deposited with the Pledgees as pan of the


                                          2.
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Pledged Shares hereunder.  Such securities shall be accompanied by one or more properly endorsed stock power assignments.

     6. CARE OF PLEDGED SHARES. The Pledgees shall exercise reasonable care in the custody and preservation of the Pledged Shares, but shall have no obligation to initiate any action with respect to, or otherwise inform the Pledgor of, any conversion, call, exchange right, preemption right, subscription right, purchase offer or other right or privilege relating to or affecting the Pledged Shares. The Pledgees shall have no duty to preserve the rights of the Pledgor against adverse claims or to protect the Pledged Shares against the possibility of a decline in market value. The Pledgees shall not be obligated to take any action with respect to the Pledged Shares requested by the Pledgor unless the request is made in writing and the Pledgees determine that the requested action will not unreasonably jeopardize the value of the Pledged Shares as security for the Put Right.

     The Pledgees may at any time release and deliver all or pan of the Pledged Shares to the Pledgor, and the receipt thereof by the Pledgor shall constitute a complete and full acquittance for the Pledged Shares so released and delivered. The Pledgees shall accordingly be discharged from any further liability or responsibility for the Pledged Shares, and the released Pledged Shares shall no longer be subject to the provisions of this Agreement.

     7. PAYMENT OF TAXES AND OTHER CHARGES. The Pledgor shall pay, prior to the delinquency date, all taxes, liens, assessments and other charges against the Pledged Shares, and in the event of the Pledgor's failure to do so, the Pledgees may at their election pay any or all of such taxes and charges without contesting the validity or legality thereof.

     8. TRANSFER OF PLEDGED SHARES. In connection with any transfer or assignment of the Put Right, the Pledgees may transfer all or any part of the Pledged Shares, and the transferee shall thereupon succeed to all the rights, powers and remedies granted the Pledgees hereunder with respect to the Pledged Shares so transferred. Upon such transfer, the Pledgees shall be fully discharged from all liability and responsibility for the transferred Pledged Shares.

     9. RELEASE OF PLEDGED SHARES. Provided that the Put Right secured hereunder shall at the time have been exercised in full the pledged shares of Common Stock, together with any additional shares or securities which may hereafter be pledged hereunder and which shall constitute the Pledged Shares, shall be released from pledge and returned to the Pledgor in accordance with the following provisions:

          (a) Upon exercise of the Put Right in its entirety, the total number of shares of the Common Stock or other securities held as Pledged Shares hereunder shall be released to the Pledgor within thirty (30) days after exercise.

          (b) Any additional Pledged Shares which may hereafter be pledged and deposited with the Pledgees (pursuant to the requirements of Section 4) with respect to the shares of Common Stock pledged hereunder shall be released at the same time the particular shares of Common Stock to which the additional Pledged Shares relates are to be released in accordance with the applicable provisions of Section 8(a).


                                          3.
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    10.   EVENTS OF DEFAULT.  The failure of the Pledgor to comply with Section
3 of the Shareholder Agreement, which failure is not cured within 5 business days, shall constitute an event of default under this Agreement. Upon the occurrence of any such event of default, the Pledgees may, at their election, fully exercise any or all of the rights and remedies granted to a secured party under the provisions of the California Uniform Commercial Code (as now or hereafter in effect), including (without limitation) the power to dispose of the Pledged Shares by public or private sale (as permissible under existing state and federal securities laws) or to accept the Pledged Shares in full exchange of the obligations contained in the Put Right secured hereunder.

     11. OTHER REMEDIES. The rights, powers and remedies granted to the Pledgees pursuant to the provisions of this Agreement shall be in addition to all rights, powers and remedies granted to the Pledgees under any statute or rule of law. Any forbearance, failure or delay by the Pledgees in exercising any right, power or remedy under this Agreement shall not be deemed to be a waiver of such right, power or remedy. Any single or partial exercise of any right, power or remedy under this Agreement shall not preclude the further exercise thereof, and every right, power and remedy of the Pledgees under this Agreement shall continue in full force and effect unless such right, power or remedy is specifically waived by an instrument executed by the Pledgees, according to Section 12 of this Agreement.

     12. COSTS AND EXPENSES. All expenses (including reasonable attorneys' fees) incurred by the Pledgees in the exercise or enforcement of any right, power or remedy granted it under this Agreement shall constitute a personal liability of the Pledgor payable immediately upon demand.

     13. WAIVERS, AMENDMENTS, AND APPLICABLE LAW. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by all parties to this Agreement. All obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgees hereunder, inure to the benefit of the Pledgees and their respective successors and assigns. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California.

     14. SEVERABILITY. If any provision of this Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Agreement shall be affected thereby.

     15. EXEMPT TRANSFERS. This Stock Pledge Agreement shall not be construed as prohibiting any transfer of Pledged Shares to the ancestors, descendants or spouse or to trusts for the benefit of such persons of the Pledgor; provided that: (A) the Pledgor shall inform the Pledgees of such transfer prior to effecting it, and obtain the consent of each of the Pledgees (not to be unreasonably withheld), and (B) the transferee shall furnish each of the Pledgees with a written agreement to be bound by and comply with all provisions of this Agreement. Such written agreement shall be in form and substance satisfactory to the Pledgees in their sole discretion.


                                          4.
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     IN WITNESS WHEREOF, this Agreement has been executed by the Pledgor as of the date first written above.

                                         /s/ Ken Fong
                                        ---------------------------------------
                                        KENNETH FONG, Pledgor

                                        Address:  1020 E. Meadow Circle
                                                  Palo Alto, CA  94303

AGREED TO AND ACCEPTED BY:

SUMMIT VENTURES IV, L.P.

By:  Summit Partners W, L.P.
     Its General Partner

       By: Stamps, Woodsum & Co., IV
           Its General Partner

       By:   /s/ Gregory M. Avis
            ----------------------------
            General Partner



SUMMIT INVESTORS III, L.P.

By:   /s/ Gregory M. Avis
     ------------------------
     General Partner


SUMMIT SUBORDINATED DEBT FUND II, L.P.

By:  Summit Partners SD II, LLC
     Its General Partner
       By:   /s/ Gregory M. Avis
            ----------------------------
            General Partner


                      [SIGNATURE PAGE TO STOCK PLEDGE AGREEMENT]